Exhibit (14)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Joint Proxy Statement/ Prospectus included in this Registration Statement (Form N-14) of New Carlyle Credit Solutions (the “Registration Statement”) and to the incorporation by reference therein of our report, dated March 17, 2026, with respect to the consolidated financial statements of Carlyle Credit Solutions, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025, into this Registration Statement, filed with the Securities Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

September 8, 2026